Exhibit 107

Calculation of Filing Fee Tables

Form S-8

(Form Type)

NOVONIX Limited

(Exact Name of Registrant as Specified in its Charter)

Table 1 – Newly Registered Securities

Security Type	Security Class Title(1)	Fee Calculation Rule	Amount Registered(2)	Proposed Maximum Offering Price per Unit(3)	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Equity	Ordinary shares, no par value	Other (3)	60,659,414(4)	$00.39	$23,657,171.46	$153.10 per $1,000,000	$3,621.91

Total Offering Amounts					$23,657,171.46	$153.10 per $1,000,000	$3,621.91

Total Fee Offsets(5)							—

Net Fee Due							$3,621.91

(1)

The ordinary shares, no par value (the “Shares”) of NOVONIX Limited (the “Registrant”) registered hereunder are represented by the Registrant’s American Depositary Shares (“ADSs”), each representing four Shares. The Registrant’s ADSs issuable upon deposit of the Shares have been registered under a separate registration statement on Form 20-F (File No. 001-41208).

(2)

Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement shall also cover any additional Shares that may become issuable under the terms of the Registrant’s Performance Rights Plan (the “Plan”) by reason of any share split, share dividend, recapitalization or other similar transaction effected without the Registrant’s receipt of consideration which results in an increase in the number of the outstanding Shares.

(3)

Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) and (h) under the Securities Act, based on the average of the high and low sales prices of the Registrant’s Shares (as represented by ADSs divided by four) on The Nasdaq Stock Market LLC on December 16, 2024.

(4)	Represents Shares reserved for issuance under the Plan.

(5)	The Registrant does not have any fee offsets to claim.